Exhibit 99.1


Contact:			                   Emilio Ruocco
				                          Director, Investor Relations
				                          (206) 467-3618 or 1-800-858-5347
				                          www.plumcreek.com



Plum Creek Announces Letter of Intent for Idaho Timberland Sale


SEATTLE, WASHINGTON -- October 5, 1999 -- Plum Creek Timber Company, Inc. (NYSE: PCL) announced it has signed a letter of intent to sell 91,000 acres of timberlands near St. Maries, Idaho to Crown Pacific Partners, L.P. for approximately $73 million. The transaction is expected to close on or about January 15, 2000 and is subject to the signing of a definitive purchase and sale agreement, the approval of both companies' Boards of Directors and customary federal regulatory review.

Announcing the transaction, Rick Holley, Plum Creek President and CEO said, "This represents an attractive opportunity to sell timberlands that were not strategic to Plum Creek, but were very strategic to Crown Pacific. We see the transaction as a win-win for both companies." Holley added, "We expect the proceeds from the sale will be used as part of the Company's key initiative of pursuing strategic and financially attractive timberland acquisitions."

Plum Creek, a real estate investment trust (REIT), is one of the largest timberland owners in the nation, with timberlands and mills in the Pacific Northwest, Southern and Northeastern United States.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995, which are generally identified by words such as "may," "should," "seeks," "believes," "expects," "intends," "estimates," "projects," "strategy" and similar expressions or the negative of those words. Forward looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in the statements. These risks and uncertainties, many of which are not within the company's control, include, but are not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, and regulatory constraints. These risks are detailed from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and neither the company nor its management undertakes any obligation to update or revise any forward-looking statements.
It is likely that if one or more of the risks and uncertainties materializes, the current expectations of the company and its management will not be realized.